UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Shenandoah Telecommunications Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 27, 2024

Dear Shareholder:

We have previously sent you proxy materials for the important Annual Meeting of Shenandoah Telecommunications Company shareholders taking place on April 30, 2024. Your Board of Directors unanimously recommends that shareholders vote FOR Proposals 1-5.

Among other items on the agenda at the Annual Meeting is Proposal 4 - an amendment to the Company’s Articles of Incorporation to increase the maximum size of the board of directors. Among the reasons set forth in the proxy statement, the Board believes that increasing the maximum number of Board seats will provide the Board with greater flexibility to add new qualified directors to the Board if a strong candidate is identified, while retaining the benefits of the current directors’ skills, qualifications, experience, diversity, and institutional knowledge of the Company.

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 4. Proposal 4 requires the affirmative vote of the holders of more than two thirds of the outstanding shares of our common stock. Failure to vote on Proposal 4 will have the same effect as a vote AGAINST Proposal 4. Therefore, your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided.

For the Board of Directors,

Christopher E. French	Edward H. McKay
Chairman and President	Executive Vice President

REMEMBER:

You can vote by telephone, via the Internet,

or by following the easy instructions on the enclosed

proxy card or voting instruction form.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 877-750-8269